Exhibit 10.33
EXECUTION COPY
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 2, 2007 (the “Effective Date”), is hereby entered into in the State of Maryland by and between SUCAMPO PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and Ronald W. Kaiser (“Executive”).
     WHEREAS, Executive possesses certain skills, experience or expertise which will be of use to the Company;
     WHEREAS, the parties acknowledge that Executive’s abilities and services are unique and will significantly enhance the business prospects of the Company; and
     WHEREAS, in light of the foregoing, the Company desires to employ Executive as its Chief Financial Officer and Executive desires to accept such employment.
     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:
Article 1. Employment Agreement
       1.1 Employment and Duties
          The Company offers and Executive hereby accepts employment with the Company for the Term (as hereinafter defined) as its Chief Financial Officer, and in connection therewith, to perform such duties as Executive shall reasonably be assigned by the Chief Executive Officer and/or by the Company’s Board of Directors. Executive hereby warrants and represents that Executive has no contractual commitments or other obligations to third parties inconsistent with Executive’s acceptance of this employment and performance of the obligations set forth in this Agreement. Executive shall perform such duties and carry out Executive’s responsibilities hereunder faithfully and to the best of Executive’s ability, and shall, subject to the provisions of Section 5.10 below, devote Executive’s full business time and best efforts to the business and affairs of the Company during normal business hours (exclusive of periods of vacation, sickness, disability, or other leaves to which Executive is entitled). Executive will perform all of Executive’s responsibilities in compliance with all applicable laws and will ensure that the operations that Executive manages are in compliance with all applicable laws.
       1.2 Work Schedule
     Executive will ordinarily work four days per week, but will devote such additional time as may be required to meet the particular demands of his position including, but not limited to, the additional time required to participate in the “road show” activities and pricing process required for the Company’s initial public offering of its stock, which is presently anticipated to occur in the first quarter of calendar year 2007. With respect to Executive’s ordinary four-day work week, it is understood that he may work one of those days from his home, rather than from the Company’s office.
Article 2. Employment Term
       2.1 Term
     The term of Executive’s employment hereunder (the “Term”) shall be deemed to commence on the Effective Date and shall end on the second anniversary of the Effective Date, unless sooner terminated as hereinafter provided; provided, however, that the Term shall be automatically renewed and extended for an additional period of one (1) year on each anniversary thereafter unless either party gives a Notice of Termination (as defined below) to the other party at least sixty (60) days prior to such anniversary.
       2.2 Survival on Merger or Acquisition
     In the event the Company is acquired during the Term, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not automatically be terminated, and the Company agrees to use its best efforts to ensure that the transferee or surviving company shall assume and be bound by the provisions of this Agreement.
Article 3. Compensation and Benefits
       3.1 Compensation
     (a) Base Salary. The Company shall pay Executive a salary at an annual rate that is not less than Two Hundred Thousand Dollars ($200,000), to be paid in bi-weekly installments, in arrears (the “Base Salary”). Thereafter, the Base Salary will be reviewed by the Compensation Committee of the Board of Directors (“Compensation Committee”) at least annually, and the Committee’s recommendation shall be reviewed and approved by the Board of Directors. The Base Salary may, in the sole discretion of the Board of Directors, be increased, but not decreased (unless mutually agreed by Executive and the Company).
     (b) Performance Bonus. Executive shall be eligible to receive an annual bonus award, targeted at 25%, in recognition of Executive’s contributions to the success of the Company pursuant to the Company’s management incentive bonus program as it may be amended or modified from time to time. Recommendations concerning the decision to make an award and the amount of any award are entirely discretionary and shall be made initially by the Compensation Committee, subject to review and approval by the Board of Directors.
     (c) Signing Bonus. In consideration of Executive’s acceptance of this employment and execution of this Agreement, the Company shall pay Executive a signing bonus in the gross sum of One Hundred Thousand Dollars ($100,000) to be payable as follows: (i) the gross sum of Fifty Thousand Dollars ($50,000) payable on January 5, 2007, and (ii) a second installment in the gross sum of Fifty Thousand Dollars ($50,000) to be payable on July 1, 2007 provided that Executive’s employment hereunder has not been terminated either by Executive without Good Reason or by the Company for Cause prior to that time.
     (d) Withholding Taxes. All compensation due to Executive shall be paid subject to withholding by the Company to ensure compliance with all applicable laws and regulations.
       3.2 Participation in Benefit Plans
     Executive shall be entitled to participate in all employee benefit plans or programs of the Company offered to other employees to the extent that Executive’s position, tenure, salary, and other qualifications make Executive eligible to participate in accordance with the terms of such plans. The Company does not guarantee the continuance of any particular employee benefit plan or program during the Term, and Executive’s participation in any such plan or program shall be subject to all terms, provisions, rules and regulations applicable thereto. Executive will be entitled to twenty (20) vacation days per year, to be used and administered in accordance with the Company’s vacation policy as it may change from time to time.
       3.3 Expenses
     The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of Executive’s duties under this Agreement. Executive shall provide to the Company detailed and accurate records of such expenses for which payment or reimbursement is sought, and Company payments shall be in accordance with the regular policies and procedures maintained by the Company from time to time.
       3.4 Professional Organizations
     During the Term, Executive shall be reimbursed by the Company for the annual dues payable for membership in, and related expenses for educational programs sponsored by, professional societies associated with subject matter related to the Company’s interests. New memberships and such related expenses for educational programs for which reimbursement will be sought shall be approved by the Company in advance.
       3.5 Parking
     During the Term, the Company shall either provide parking for Executive’s automobile at the Company’s expense or reimburse Executive for such expense.

Article 4. Termination of Employment
       4.1 Definitions
     As used in Article 4 of this Agreement, the following terms shall have the meaning set forth for each below:
     (a) “Benefit Period” shall mean (i) the six (6) month or twelve (12) month period, as the case may be, which coincides with the six (6) month or twelve (12) month period for determining the amount of the lump sum severance payment described in Section 4.4(a)(iii) commencing on the Date of Termination which occurs in connection with a termination of employment described in the first sentence of Section 4.4(a), or (ii) a period ending when Executive becomes eligible as an employee or spouse of an employee of another firm for group medical benefits coverage, whichever is shorter. Executive shall give prompt written notice to the Company when Executive becomes eligible for group medical benefits coverage as an employee or spouse of an employee of another firm.
     (b) “Cause” shall mean any of the following as determined by the Board of Directors or a committee of the Board of Directors designated for this purpose:
     (i) the gross neglect or willful failure or refusal of Executive to perform Executive’s duties hereunder (other than as a result of Executive’s death or Disability);

     (ii) perpetration of an intentional and knowing fraud against or affecting the Company or any customer, supplier, client, agent or employee thereof;
     (iii) any willful or intentional act that could reasonably be expected to injure the reputation, financial condition, business or business relationships of the Company or Executive’s reputation or business relationships;
     (iv) conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude;
     (v) the material breach by Executive of this Agreement (including, without limitation, the Employment Covenants set forth in Article 5 of this Agreement); or
     (vi) the failure or continued refusal to carry out the directives of the Chief Executive Officer or the Board of Directors that are consistent with Executive’s duties and responsibilities under this Agreement which is not cured within thirty (30) days after receipt of written notice from the Company specifying the nature of such failure or refusal; provided, however, that Cause shall not exist if such refusal arises from Executive’s reasonable, good faith belief that such failure or refusal is required by law (including rules and regulations promulgated by the SEC, IRS or other applicable governmental agency).
     (c) “Date of Termination” shall mean the date specified in the Notice of Termination (as hereinafter defined) (except in the case of Executive’s death, in which case the Date of Termination shall be the date of death); provided, however, that if Executive’s employment is terminated by the Company other than for Cause, the date specified in the Notice of Termination shall be at least thirty (30) days after the date the Notice of Termination is given to Executive.
     (d) “Notice of Termination” shall mean a written notice from the Company to Executive that indicates Section 2 or the specific provision of Section 4 of this Agreement relied upon as the reason for such termination or nonrenewal, the Date of Termination, and, in the case of termination or non-renewal by the Company for Cause, in reasonable detail, the facts and circumstances claimed to provide a basis for termination or nonrenewal.
     (e) “Good Reason” shall mean:
     (i) Company effects a material diminution of Executive’s position, authority or duties;
     (ii) any requirement that Executive, without his/her consent, move his/her regular office to a location more than fifty (50) miles from Company’s executive offices;
     (iii) the material failure by Company, or its successor, if any, to pay compensation or provide benefits or perquisites to Executive as and when required by the terms of this Agreement; or
     (iv) any material breach by Company of this Agreement.

     The Executive shall have Good Reason to terminate Executive’s employment if (i) within twenty-one (21) days following Executive’s actual knowledge of the event which Executive determines constitutes Good Reason, Executive notifies the Company in writing that Executive has determined a Good Reason exists and specifies the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within twenty-one (21) days. If either condition is not met, Executive shall not have a Good Reason to terminate Executive’s employment.
     (f) “Change in Control” shall mean:
     (i) the acquisition by any person of beneficial ownership of fifty percent (50%) or more of the outstanding shares of the Company’s voting securities; or
     (ii) the Company is the non-surviving party in a merger; or
     (iii) the Company sells all or substantially all of its assets; provided, however, that no “Change in Control” shall be deemed to have occurred merely as the result of a refinancing by the Company or as a result of the Company’s insolvency or the appointment of a conservator; or
     (iv) the Compensation Committee of the Company, in its sole and absolute discretion determines that there has been a sufficient change in the share ownership or ownership of the voting power of the Company’s voting securities to constitute a change of effective ownership or control of the Company.

       4.2 Termination Upon Death or Disability
     This Agreement, and Executive’s employment hereunder, shall terminate automatically and without the necessity of any action on the part of the Company upon the death of Executive. In addition, if at any time during the Term, Executive shall become physically or mentally disabled (as determined by an independent physician competent to assess the condition at issue), whether totally or partially, so that Executive is unable substantially to perform Executive’s duties and services hereunder, with or without reasonable accommodation, for either (i) a period of sixty (60) consecutive calendar days, or (ii) ninety (90) consecutive or non-consecutive calendar days during any consecutive five (5) month period (the “Disability Date”), the Company may terminate this Agreement and Executive’s employment hereunder by written notice to Executive after the Disability Date (but before Executive has recovered from such disability).
       4.3 Company’s and Executive’s Right to Terminate
     This Agreement and Executive’s employment hereunder may be terminated at any time by the Company for Cause or, if without Cause, upon thirty (30) days prior written notice to Executive. In the event the Company should give Executive notice of termination without Cause, the Company may, at its option, elect to provide Executive with thirty (30) days’ salary in lieu of Executive’s continued active employment during the notice period. This Agreement and Executive’s employment hereunder may be terminated by Executive at any time for Good Reason and, if without Good Reason, upon thirty (30) days prior written notice to the Company.

       4.4 Compensation Upon Termination
     (a) Severance. In the event the Company terminates (or elects not to renew) this Agreement without Cause or pursuant to Section 4.2 due to the disability of Executive, or in the event Executive terminates this Agreement for Good Reason, Executive shall be entitled to receive: (i) Executive’s Base Salary through the Date of Termination, (ii) reimbursement of any COBRA continuation premium payments made by Executive for the Benefit Period, and (iii) a lump sum severance payment equal to six (6) months of Executive’s then current Base Salary in the event that such termination by the Company should occur within the first twelve (12) months following the Effective Date, or twelve (12) months of Executive’s then current base salary in the event that such termination by the Company should occur after a date that is twelve (12) months following the Effective Date, to be made not later than ten (10) business days following the expiration of the revocation period in Executive’s Release (as provided in Section 4.4(c) below) without any revocation having occurred. Notwithstanding the foregoing, the Company shall, to the extent necessary and only to the extent necessary, modify the timing of delivery of severance benefits to Executive if the Company reasonably determines that the timing would subject the severance benefits to any additional tax or interest assessed under Section 409A of the Internal Revenue Code. In such event, the payments will be made as soon as practicable without causing the severance benefits to trigger such additional tax or interest under Section 409A of the Internal Revenue Code. In the event this Agreement is terminated (or not renewed) for any reason other than by the Company without Cause or pursuant to Section 4.2 due to the disability of Executive or by Executive for Good Reason, Executive shall not be entitled to the continuation of any compensation, bonuses or benefits provided hereunder, or any other payments following the Date of Termination, other than Base Salary earned through such Date of Termination.
     (b) Change in Control. In the event that Executive is terminated other than for “Cause” within eighteen (18) months following the occurrence of a “Change in Control” of the Company, then Executive shall be entitled to a severance payment in an amount that is two (2) times the amount specified in Section 4.4(a), clause (iii) above (the “Change in Control Severance Payment”). In the event that Executive shall become entitled to a Change in Control Severance Payment as provided herein, the Company shall cause its independent auditors promptly to review, at the Company’s sole expense, the applicability to those payments of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). If the auditors determine that any payment of the Change in Control Severance Payment would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, then such payment owed to Executive shall be reduced by an amount calculated to provide to Executive the maximum Change in Control Severance Payment which will not trigger application of Sections 280G and 4999 of the Code.
     (c) Release. Anything to the contrary contained herein notwithstanding, as a condition to Executive receiving severance benefits to be paid pursuant to this Section 4.4, Executive shall execute and deliver to the Company a general release in the form attached hereto as Exhibit A. The Company shall have no obligation to provide any severance benefits to Executive until it has received the general release from Executive and any revocation or rescission period applicable to the Release shall have expired without revocation or rescission.
Article 5. Employment Covenants
       5.1 Definitions
     As used in this Article 5 of the Agreement, the following terms shall have the meaning set forth for each below:
     (a) “Affiliate” shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or under common control with another person or entity, including current and former directors and officers of such an entity.
     (b) “Confidential Information” shall mean all confidential and proprietary information of the Company, its Predecessors and Affiliates, whether in written, oral, electronic or other form, including but not limited to trade secrets; technical, scientific or business information; processes; works of authorship; Inventions; discoveries; developments; systems; chemical compounds; computer programs; code; algorithms; formulae; methods; ideas; test data; know how; functional and technical specifications; designs; drawings; passwords; analyses; business plans; information regarding actual or demonstrably anticipated business, research or development; marketing, sales and pricing strategies; and information regarding the Company’s current and prospective consultants, customers, licensors, licensees, investors and personnel, including their names, addresses, duties and other personal characteristics. Confidential Information does not include information that (i) is in the public domain, other than as a result of an act of misappropriation or breach of an obligation of confidentiality by any person; (ii) Executive can verify by written records kept in the ordinary course of business was in Executive’s lawful possession prior to its disclosure to Executive; (iii) is received by Executive from a third party without a breach of an obligation of confidentiality owed by the third party to the Company and without the requirement that Executive keep such information confidential; (iv) Executive is required to disclose by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; or (v) Executive may utilize in the preparation of textbooks or other educational or instructional writing without identification of or attribution to Sucampo or any of its employees, provided that such use does not result in the disclosure of any proprietary or trade secret information of the Company, or any Inventions. If Executive is required to make disclosure pursuant to clause (iv) of the preceding sentence as a result of the issuance of a court order or other government process, Executive shall (a) promptly, but in no event more than 72 hours after learning of such court order or other government process, notify, pursuant to Section 6.1 below, the Company; (b) at the Company’s expense, take all reasonable necessary steps requested by the Company to defend against the enforcement of such court order or other government process, and permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof; and (c) if such compelled disclosure is required, Executive shall disclose only that portion of the Confidential Information that is necessary to meet the minimum legal requirement imposed on Executive.

     (c) “Executive Work Product” shall mean all Confidential Information and Inventions conceived of, created, developed or prepared by Executive (whether individually or jointly with others) before or during Executive’s employment with the Company, during or outside of working hours, which relate in any manner to the actual or demonstrably anticipated business, research or development of the Company, or result from or are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of the Company or any of its Affiliates.
     (d) “Invention” shall mean any apparatus, biological processes, cell line, chemical compound, creation, data, development, design, discovery, formula, idea, improvement, innovation, know-how, laboratory notebook, manuscript, process or technique, whether or not patentable or protectable by copyright, or other intellectual property in any form.
     (e) “Predecessor” shall mean an entity, the major portion of the business and assets of which was acquired by another entity in a single transaction or in a series of related transactions.
     (f) “Trade Secrets,” as used in this Agreement, will be given its broadest possible interpretation under the law applicable to this Agreement.
       5.2 Nondisclosure and Nonuse
     Executive acknowledges that prior to and during Executive’s employment with the Company, Executive had and will have occasion to create, produce, obtain, gain access to or otherwise acquire, whether individually or jointly with others, Confidential Information.

Accordingly, during the term of Executive’s employment with the Company and at all times thereafter, Executive shall keep secret and shall not, except for the Company’s benefit, disclose or otherwise make available to any person or entity or use, reproduce or commercialize, any Confidential Information, unless specifically authorized in advance by the Company in writing.
       5.3 Other Confidentiality Obligations
     Executive acknowledges that the Company may, from time to time, have agreements with other persons or entities or with the U.S. Government or governments of other countries, or agencies thereof, which impose confidentiality obligations or other restrictions on the Company. Executive hereby agrees to be bound by all such obligations and restrictions and shall take all actions necessary to discharge the obligations of the Company thereunder, including, without limitation, signing any confidentiality or other agreements required by such third parties.
       5.4 Return of Confidential Information
     At any time during Executive’s employment with the Company, upon the Company’s request, and in the event of Executive’s termination of employment with the Company for any reason whatsoever, Executive shall immediately surrender and deliver to the Company all records, materials, notes, equipment, drawings, documents and data of any nature or medium, and all copies thereof, relating to any Confidential Information (collectively the “the Company Materials”) which is in Executive’s possession or under Executive’s control. Executive shall not remove any of the Company Materials from the Company’s business premises or deliver any of the Company Materials to any person or entity outside of the Company, except as required in connection with Executive’s duties of employment. In the event of the termination of

Executive’s employment for any reason whatsoever, Executive shall promptly sign and deliver to the Company a Termination Certificate in the form of Exhibit B attached hereto.
       5.5 Confidential Information of Others
     Executive represents that Executive’s performance of all the terms of this Agreement and Executive’s employment with the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data with regard to which Executive has obligations of confidentiality or nonuse, and Executive shall not disclose to the Company or cause the Company to use any such confidential proprietary information, knowledge or data belonging to any previous employer of Executive or other person. Executive represents that Executive has not brought and will not bring to the Company or use at the Company any confidential materials or documents of any former employer or other person that are not generally available to the public, unless express written authorization for their possession and use has been obtained from such former employer or other person. Executive agrees not to enter into any agreement, whether written or oral, that conflicts with these obligations.
       5.6 Other Obligations
     The terms of this Section 5 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation to which Executive may be subject relating to the protection of Confidential Information.
       5.7 Assignment of Confidential Information and Inventions; Works Made for Hire
     Executive hereby assigns to the Company all right, title and interest in all intellectual property, including any patent applications, trade secrets, know how, copyrights, software, or trademarks associated with the Executive Work Product and Confidential Information.

Executive hereby acknowledges and agrees that all Executive Work Product subject to copyright protection constitutes “work made for hire” under United States copyright laws (17 U.S.C. § 101) and is owned exclusively by the Company. To the extent that title to any Executive Work Product subject to copyright protection does not constitute a “work for hire,” and to the extent title to any other Executive Work Product does not, by operation of law or otherwise, vest in the Company, all right, title, and interest therein, including, without limitation, all copyrights, patents and trade secrets, and all copyrightable or patentable subject matter, are hereby irrevocably assigned to the Company. Executive shall promptly disclose to the Company in writing all Executive Work Product. Executive shall, without any additional compensation, execute and deliver all documents or instruments and give the Company all assistance it requires to transfer all right, title, and interest in any Executive Work Product to the Company; to vest in the Company good, valid and marketable title to such Executive Work Product; to perfect, by registration or otherwise, trademark, copyright and patent protection of the Company with respect to such Executive Work Product; and otherwise to protect the Company’s trade secret and proprietary interest in such Executive Work Product. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf, and to execute and file any documents and to do all other lawfully permitted acts to further the purposes of this Section 5.7 with the same legal force and effect as if executed by Executive.
       5.8 Representations
     Executive represents that, to the best of his or her knowledge, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that Executive will not knowingly create any Invention which causes any such violation.
       5.9 Inventions, Intellectual Property and Equipment Not Transferred
     Executive has set forth on Exhibit C attached hereto a complete list and brief description of all Inventions, intellectual property and equipment located at the Company which is owned directly or indirectly by Executive and which shall not be transferred to the Company pursuant to this Agreement. Except as so listed, Executive agrees that he or she will not assert any rights under any intellectual property as having been made or acquired by Executive prior to being employed by the Company. The Company may, at its discretion, require detailed disclosures and materials demonstrating ownership of the intellectual property so listed.
       5.10 Exclusivity of Employment
     During the Term, and without prior approval of the Board of Directors, Executive shall not directly or indirectly engage in any activity competitive with or adverse to the Company’s business or welfare or render a material level of services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that Executive may (i) provide consulting services as an independent contractor to PharmAthene, Inc. during the period ending February 28, 2007, and (ii) continue to serve as a member of the Board of Directors of Vocus Technologies, Inc., OPNET Technologies, Inc., the Chesapeake Innovation Center and TPO, Inc. or their successors provided that, in each case, (iii) in the event of a conflict in scheduling or time demands between Executive’s responsibilities to the Company and the aforementioned activities, Executive shall use every reasonable effort to give priority to the demands of the Company in order to ensure performance of his responsibilities to the Company, and (iv) that he shall perform the aforementioned activities using his personal time.
       5.11 Covenant Not to Compete
     Executive agrees to be bound and abide by the following covenant not to compete:
     (a) Term and Scope. During Executive’s employment with the Company and for a period of twelve (12) months after the Term, Executive will not render to any Conflicting Organization (as hereinafter defined), services, directly or indirectly, anywhere in the world in connection with any Conflicting Product (as hereunder defined), except that Executive may accept employment with a Conflicting Organization whose business is diversified (and which has separate and distinct divisions) if Executive first certifies to the Company in writing that such prospective employer is a separate and distinct division of the Conflicting Organization and that Executive will not render services directly or indirectly in respect of any Conflicting Product. Such twelve (12) month time period shall be tolled during any period that Executive is engaged in activity in violation of this covenant.
     (b) Judicial Construction. Executive and the Company agree that, if the period of time or the scope of this Covenant Not to Compete shall be adjudged unreasonably overbroad in any court proceeding, then the period of time and/or scope shall be modified accordingly, so that this covenant may be enforced with respect to such services or geographic areas and during such period of time as is judged by the court to be reasonable.

     (c) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     “Conflicting Product” means any product, method or process, system or service of any person or organization other than the Company that is the same as, similar to or interchangeable with any product, method or process, system or service that was provided or under development by the Company or any of its Affiliates at the time Executive’s employment with the Company terminates, or about which Executive acquired any Confidential Information or developed any Executive Work Product.
     “Conflicting Organization” means any person or organization which is engaged in research on or development, production, marketing, licensing, selling or servicing of any Conflicting Product.
       5.12 Non-Solicitation
     For a period of twelve (12) months after termination of employment with the Company for any reason, Executive shall not directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any person employed by the Company (as of the date of Executive’s termination) or any person who, as of the date of Executive’s termination, was in the process of being recruited by the Company, or induce any such employee to terminate his or her employment with the Company.

       5.13 Judicial Enforcement
     In the event of a breach or violation of any provision of this Article 5 by Executive, the parties agree that, in addition to any other remedies it may have, the Company shall be entitled to equitable relief for specific performance, and Executive hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the employment covenants contained herein.
Article 6. Miscellaneous
       6.1 Notices
     All notices or other communications which are required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument given by personal delivery, air courier or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:

To Company:	Sucampo Pharmaceuticals, Inc.
4733 Bethesda Avenue, Suite 450
Bethesda, Maryland 20814
Attention: Chief Executive Officer

To Executive:	Ronald W. Kaiser
10 Stehle Street
Annapolis, MD 20401
All such notices, advances and communications shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of air courier, on the business day after the date when sent and (iii) in the case of mailing, on the third business day following such mailing.

       6.2 Headings
     The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision hereof.
       6.3 Modifications; Waiver
     No modification of any provision of this Agreement or waiver of any right or remedy herein provided shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.
       6.4 Entire Agreement
     This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, heretofore made with respect thereto.
       6.5 Severability
     Any provision of this Agreement that may be prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision hereof. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

       6.6 Controlling Law
     This Agreement has been entered into by the parties in the State of Maryland and shall be continued and enforced in accordance with the laws of Maryland.
       6.7 Arbitration
     Any controversy, claim, or breach arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the State of Maryland in accordance with the rules of the American Arbitration Association for commercial disputes and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof; provided, however, that this provision shall not preclude the Company from seeking injunctive or similar relief from the courts to enforce its rights under the Employment Covenants set forth in Article 5 of this Agreement. It is understood and agreed that, in the event the Company gives notice to Executive of termination for Cause and it should be finally determined in a subsequent arbitration that Executive’s termination was not for Cause as defined in this Agreement, then the remedy awarded to Executive shall be limited to such compensation and benefits as Executive would have received in the event of Executive’s termination other than for Cause at the same time as the original termination.
       6.8 Assignments
     Subject to obtaining Executive’s prior approval, which shall not be unreasonably withheld or delayed, the Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls the Company, that the Company controls or that may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity. Executive agrees that this Agreement is personal to Executive and Executive’s rights and interest hereunder may not be assigned, nor may Executive’s obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.
       6.9 Read and Understood
     Executive has read this Agreement carefully and understands each of its terms and conditions. Executive has sought independent legal counsel of Executive’s choice to the extent Executive deemed such advice necessary in connection with the review and execution of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SUCAMPO PHARMACEUTICALS, INC.
By:	/s/ Ryuji Ueno
Ryuji Ueno, M.D., Ph.D., Ph.D.
Chief Executive Officer

/s/ Ronald W. Kaiser

Ronald W. Kaiser

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